Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

China Medical Technologies, Inc.

We consent to the use of our reports with respect to the consolidated financial statements and effectiveness of internal control over financial reporting incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus.

Our report on the consolidated financial statements refers to a change in the method of accounting for employee share-based arrangements as required by Statement of Financial Accounting Standards No. 123 (Revised 2004), “Share-Based Payment”, effective April 1, 2006.

Our report on the effectiveness of internal control over financial reporting contains an explanatory paragraph that states China Medical Technologies, Inc. and its subsidiaries (the “Company”) acquired Beijing Bio-Ekon Biotechnology Co., Ltd. during the year ended March 31, 2008 and management excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of March 31, 2008, Beijing Bio-Ekon Biotechnology Co., Ltd.’s internal control over financial reporting associated with total assets of RMB233,408,000 and total revenues of RMB4,765,000 included in the consolidated financial statements of the Company as of and for the year ended March 31, 2008, and our audit of the Company’s internal control over financial reporting also excluded an evaluation of the internal control over financial reporting of Beijing Bio-Ekon Biotechnology Co., Ltd.

/s/ KPMG

Hong Kong, China August 11, 2008